Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Fourth Quarter and Fiscal Year 2017 Results

Fourth Quarter 2017 Highlights

•	Net sales of $895 million, an 18% increase versus prior year

•	Net loss of $88 million

•	Segment EBITDA of $74 million, a 7% increase versus prior year

•
Completed the sale of the Additives Technology Group (ATG) business in January 2018 generating approximately $50 million in proceeds or approximately twelve times Segment EBITDA over the last twelve months

•	Total liquidity of approximately $395 million on a pro forma basis for the ATG transaction

COLUMBUS, Ohio - (March 2, 2018) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the fourth quarter and fiscal year ended December 31, 2017.
“Hexion posted solid Segment EBITDA gains, sales growth of 18% and volume increases of approximately 10%, respectively, in the fourth quarter of 2017,” said Craig A. Rogerson, Chairman, President and CEO. “Our fourth quarter Segment EBITDA reflected continued strong demand and year-over-year gains in our base epoxy resins, North American forest products resins, and global formaldehyde businesses.”
Mr. Rogerson added: “Looking ahead, our outlook is positive for the key end markets we serve. We also expect to further realize the structural cost savings from our recently announced restructuring initiatives, which will support 2018 Segment EBITDA growth. These savings, along with continued growth across most product lines, are expected to drive improved Segment EBITDA in 2018 versus the prior year.”

Fourth Quarter 2017 Results

Net Sales. Net sales for the quarter ended December 31, 2017 were $895 million, an increase of 18% compared with $758 million in the prior year period. The increase in reported net sales was primarily driven by the pass-through of higher raw material costs and broad-based volume gains throughout the entire portfolio with significant gains in base epoxy resins, Versatic™ Acids and Derivatives, our global forest product resins and formaldehyde, and oilfield proppants businesses.

Segment EBITDA. Segment EBITDA for the quarter ended December 31, 2017 was $74 million, an increase of 7% compared with the prior year period. Fourth quarter 2017 results were driven by growth in base epoxy resins, North America and Latin America forest product resins and global formaldehyde businesses, and phenolic specialty resins. Excluding $4 million of insurance proceeds in the prior year period related to the Versatic™ Acids and Derivatives business that did not reoccur, fourth quarter 2017 Segment EBITDA increased 14%.

Fiscal Year 2017 Results

Net Sales. Net sales for the year ended December 31, 2017 were $3.6 billion, an increase of 4% compared with $3.4 billion in the prior year period. The increase in reported net sales was primarily driven by volume gains in base epoxy resins, Versatic™ Acids and Derivatives, global forest product resins and formaldehyde, and oilfield proppants businesses. Net sales increased 10% when adjusting for recent divestitures.

Segment EBITDA. Segment EBITDA for the year ended December 31, 2017 was $365 million, a decrease of 16% compared with the prior year period, or 9%, when adjusted for divestitures. In fiscal year 2017, growth in our base epoxy resins and global forest product businesses partially offset declines in our specialty epoxy business.

Global Restructuring Programs

In 2017, the Company achieved approximately $26 million of cost savings, including reductions in selling, general and administrative (SG&A) expenses and targeted site rationalizations. In addition, Hexion recently identified approximately $40 million in additional structural cost savings with approximately 90% of the savings related to headcount reductions. At December 31, 2017, Hexion had $50 million of total in-process cost savings comprised of $12 million in SG&A savings and $38 million in manufacturing savings. The Company has taken the majority of the actions and the impact will be essentially realized over the next 12 months.

Portfolio Optimization Initiatives

Hexion continues to position the Company for profitable growth by strategically managing its portfolio. In January 2018, Hexion announced that it sold its ATG business to MÜNZING CHEMIE GmbH. The Company received approximately $50 million in proceeds from the transaction, or approximately twelve times Segment EBITDA over the last twelve months. Hexion will use the sale proceeds for general corporate purposes.

In addition, Hexion has initiated a process for the sale of a portion of its Epoxy, Phenolic and Coatings Resins Segment. The Company expects that sale proceeds will be used to reduce its debt.  The Company does not intend to comment further on its strategic activities unless and until it otherwise deems further disclosure is appropriate or required.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and year ended December 31, 2017 and 2016. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$515	$430	$2,052	$2,094
Forest Products Resins	380	328	1,539	1,344
Total Net Sales	895	758	3,591	3,438
Adjustment for dispositions (2)	—	—	—	(185)
Adjusted Net Sales	$895	$758	$3,591	$3,253

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$31	$28	$174	$258
Forest Products Resins	62	56	257	240
Corporate and Other	(19)	(15)	(66)	(65)
Total Segment EBITDA	74	69	365	433
Adjustment for dispositions (2)	—	—	—	(30)
Adjusted Segment EBITDA	$74	$69	$365	$403
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

Liquidity and Capital Resources

At December 31, 2017, Hexion had total debt of approximately $3.7 billion compared to $3.5 billion at December 31, 2016. In addition, at December 31, 2017, the Company had $346 million in liquidity comprised of $97 million of unrestricted cash and cash equivalents, $227 million of borrowings available under the Company’s senior secured asset-based revolving credit facility (the “ABL Facility”) and $22 million of time drafts and availability under credit facilities at certain international subsidiaries. Pro forma liquidity reflecting proceeds from the ATG transaction totaled approximately $395 million. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call

Hexion will host a teleconference to discuss Fourth Quarter and Fiscal Year 2017 results on Friday, March 2, 2018, at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 492-6045
International Participants: +1 (574) 990-2716
Participant Passcode: 9597548

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com. A replay of the call will be available for one week beginning at 1:00 p.m. Eastern Time on March 2, 2018. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 9597548. A replay will also be available through the Investor Relations section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.

The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 10.375% First-Priority Senior Secured Notes, 13.75% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.

The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $35 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At December 31, 2017, the Company’s availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net loss or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of net loss to Segment EBITDA.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net loss determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Net sales	$895	$758	$3,591	$3,438
Cost of sales (1)	778	681	3,090	3,038
Gross profit	117	77	501	400
Selling, general and administrative expense	80	93	307	328
Gain on dispositions	—	—	—	(240)
Asset impairments	—	—	13	—
Business realignment costs	25	13	52	55
Other operating expense, net	13	7	17	13
Operating (loss) income	(1)	(36)	112	244
Interest expense, net	82	75	329	310
(Gain) loss on extinguishment of debt	—	(1)	3	(48)
Other non-operating expense (income), net	4	(8)	—	(7)
Loss before income tax and earnings from unconsolidated entities	(87)	(102)	(220)	(11)
Income tax expense (benefit)	2	(2)	18	38
Loss before earnings from unconsolidated entities	(89)	(100)	(238)	(49)
Earnings from unconsolidated entities, net of taxes	1	3	4	11
Net loss	$(88)	$(97)	$(234)	$(38)

(1)
Cost of sales for the year ended December 31, 2017 and 2016 includes accelerated depreciation of $14 and $129, respectively, related primarily to facility rationalizations within our Epoxy, Phenolic and Coatings Resins segment.

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $18 and $17, respectively)	$115	$196
Accounts receivable (net of allowance for doubtful accounts of $19 and $17, respectively)	462	390
Inventories:
Finished and in-process goods	221	199
Raw materials and supplies	92	88
Current assets held for sale	6	—
Other current assets	44	45
Total current assets	940	918
Investments in unconsolidated entities	20	18
Deferred income taxes	8	10
Long-term assets held for sale	2	—
Other long-term assets	49	43
Property and equipment:
Land	84	79
Buildings	291	273
Machinery and equipment	2,327	2,353
	2,702	2,705
Less accumulated depreciation	(1,778)	(1,812)
	924	893
Goodwill	112	121
Other intangible assets, net	42	52
Total assets	$2,097	$2,055
Liabilities and Deficit
Current liabilities:
Accounts payable	$402	$368
Debt payable within one year	125	107
Interest payable	82	70
Income taxes payable	12	13
Accrued payroll and incentive compensation	47	55
Current liabilities associated with assets held for sale	2	—
Other current liabilities	135	159
Total current liabilities	805	772
Long-term liabilities:
Long-term debt	3,584	3,397
Long-term pension and postretirement benefit obligations	262	246
Deferred income taxes	11	13
Other long-term liabilities	177	166
Total liabilities	4,839	4,594
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2017 and 2016	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(8)	(39)
Accumulated deficit	(2,964)	(2,730)
Total Hexion Inc. shareholders’ deficit	(2,741)	(2,538)
Noncontrolling interest	(1)	(1)
Total deficit	(2,742)	(2,539)
Total liabilities and deficit	$2,097	$2,055

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(In millions)	2017	2016
Cash flows used in operating activities
Net loss	$(234)	$(38)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	115	131
Non-cash asset impairments and accelerated depreciation	27	129
Deferred tax (benefit) expense	(3)	2
Gain on dispositions	—	(240)
(Gain) loss on sale of assets	(1)	7
Amortization of deferred financing fees	16	15
Loss (gain) on extinguishment of debt	3	(48)
Unrealized foreign currency losses (gains)	3	(52)
Unrealized (gains) losses on pension and postretirement benefit plan liabilities	(4)	34
Other non-cash adjustments	(5)	3
Net change in assets and liabilities:
Accounts receivable	(50)	(1)
Inventories	(10)	(8)
Accounts payable	19	27
Income taxes payable	9	17
Other assets, current and non-current	1	(22)
Other liabilities, current and non-current	(39)	24
Net cash used in operating activities	(153)	(20)
Cash flows (used in) provided by investing activities
Capital expenditures	(117)	(140)
Capitalized interest	(1)	(1)
Proceeds from dispositions, net	—	281
Cash received on buyer’s note	—	75
Change in restricted cash	1	(9)
Investment in affiliates	—	(1)
Proceeds from sale of assets, net	8	5
Net cash (used in) provided by investing activities	(109)	210
Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	21	(22)
Borrowings of long-term debt	1,429	644
Repayments of long-term debt	(1,251)	(856)
Long-term debt and credit facility financing fees	(25)	(1)
Net cash provided by (used in) financing activities	174	(235)
Effect of exchange rates on cash and cash equivalents	6	(4)
Decrease in cash and cash equivalents	(82)	(49)
Cash and cash equivalents (unrestricted) at beginning of year	179	228
Cash and cash equivalents (unrestricted) at end of year	$97	$179
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$302	$306
Income taxes, net of cash refunds	13	24
Non-cash investing activities:
Acceptance of buyer’s note	—	75

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Net loss	$(88)	$(97)	$(234)	$(38)
Income tax expense (benefit)	2	(2)	18	38
Interest expense, net	82	75	329	310
Depreciation and amortization	30	30	115	131
Accelerated depreciation	—	2	14	129
EBITDA	$26	$8	$242	$570
Items not included in Segment EBITDA:
Asset impairments	$—	$—	$13	$—
Business realignment costs	25	13	52	55
Realized and unrealized foreign currency losses (gains)	10	(8)	3	(11)
Gain on dispositions	—	—	—	(240)
(Gain) loss on extinguishment of debt	—	(1)	3	(48)
Unrealized (gains) losses on pension and OPEB plan liabilities	(4)	34	(4)	34
Other	17	23	56	73
Total adjustments	48	61	123	(137)
Segment EBITDA	$74	$69	$365	$433

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$31	$28	$174	$258
Forest Products Resins	62	56	257	240
Corporate and Other	(19)	(15)	(66)	(65)
Total	74	69	365	433
Adjustment for dispositions (1)	—	—	—	(30)
Adjusted Segment EBITDA	$74	$69	$365	$403
(1)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA

December 31, 2017
LTM Period
Net loss	$(234)
Interest expense, net	329
Income tax expense	18
Depreciation and amortization	115
Accelerated depreciation	14
EBITDA	242
Adjustments to EBITDA:
Asset impairments	13
Gain on extinguishment of debt	3
Business realignment costs (1)	52
Realized and unrealized foreign currency losses	3
Unrealized gains on pension and OPEB plan liabilities (2)	(4)
Other (3)	65
Cost reduction programs savings (4)	50
Adjusted EBITDA	$424
Pro forma fixed charges (5)	$313
Ratio of Adjusted EBITDA to Fixed Charges (6)	1.35

(1)
Primarily represents costs related to headcount reduction expenses and plant rationalization costs related to in-process and recently completed cost reduction programs, termination costs and other costs associated with business realignments.

(2)	Represents non-cash gains from pension and postretirement benefit plan liability remeasurements.

(3)	Primarily includes certain professional fees related to strategic projects, retention program costs, business optimization expenses, management fees and expenses related to legacy liabilities.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Reflects pro forma interest expense based on interest rates at December 31, 2017, as if the refinancing transactions in February 2017 and May 2017 had taken place at the beginning of the period.

(6)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2017, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $227 at December 31, 2017).